Exhibit 99.1

OnDeck Reports Second Quarter 2017 Financial Results

Significantly Narrows Quarterly Loss
Demonstrates Progress on Strategic Priorities
On Track to Achieve GAAP Profitability by Year End
Signs Major Multi-Year Contract with JPMorgan Chase
NEW YORK, August 7, 2017 -- OnDeck® (NYSE:ONDK), the leader in online lending for small business, today announced second quarter 2017 financial results, provided an update regarding its ongoing $45 million cost rationalization plan, and reaffirmed the Company is on track to achieve GAAP profitability by the end of 2017.

“OnDeck's second quarter 2017 results demonstrated solid progress toward achieving our strategic priorities,” said Noah Breslow, OnDeck’s chief executive officer.  “Our credit policy adjustments that began in the middle of the first quarter continue to yield benefits, with sequential improvements in both our Provision Rate and 15+ Day Delinquency Ratio.  We also further implemented our $45 million cost rationalization plan, lowering our annual operating expense run rate going forward to approximately $160 million. Reflecting these initiatives, the net loss applicable to OnDeck common stockholders, which included a $3.2 million severance charge, decreased to $1.5 million in the second quarter of 2017, an improvement of more than $16 million from the prior year quarter. We are on track to return to sequential originations growth in Q3 and achieve GAAP profitability by year end, and we look forward to profitable growth off a lower expense base in 2018.”

Today, OnDeck also announced that it has expanded its collaboration with JPMorgan Chase for up to four years to provide the underlying technology supporting Chase’s online lending solution to its small business customers.  Chase plans to continue to refine the offering, including expanding access and enhancing features throughout next year.

Review of Financial Results for the Second Quarter of 2017
Loans Under Management ended the period at $1.1 billion as the Company originated $464.4 million of loan volume in the second quarter of 2017. Originations were down 19% sequentially, which is consistent with the expectations provided last quarter due to the Company’s strategic decision to tighten credit management.

Gross revenue increased to $86.7 million during the second quarter of 2017, up 25% year-over-year and driven primarily by higher interest income.  The Effective Interest Yield for the second quarter of 2017 was 32.8%, primarily reflecting the impact of higher delinquency and net charge-off rates in the second quarter of 2017 relative to the prior year period. The weighted average APR for loans originated in the second quarter of 2017 was 43.2%.

Gain on sale was $0.3 million during the second quarter of 2017, primarily reflecting the Company’s decision to reduce the percentage of term loans sold through OnDeck Marketplace to less than 5%, as announced last quarter. Loans sold or designated as held for sale through OnDeck Marketplace represented 2.3% of term loan originations in the second quarter of 2017.

Net revenue was $42.3 million during the second quarter of 2017, up 47% versus the prior year period.

Provision for loan losses during the second quarter of 2017 was $32.7 million and the Provision Rate was 7.2%. The Provision Rate in the quarter primarily reflected net loss rate expectations for loans originated in the second quarter. The Provision Rate improved sequentially from 8.7% due to the credit tightening the Company implemented in the middle of the first quarter.

At the end of the second quarter of 2017, the 15+ Day Delinquency Ratio was 7.2% and the average term loan age in OnDeck’s portfolio was 4.9 months. The Net Charge-off rate in the quarter was 18.5%, reflecting both an increase in the dollar amount of net charge-offs and the impact of a contracting portfolio in the quarter. In anticipation of higher net charge-offs, the Company had built loss reserves in prior periods, mitigating the impact on financial results for the second quarter of 2017.

The Cost of Funds Rate during the second quarter of 2017 was 6.2%.

Operating expense, inclusive of a $3.2 million charge for severance, was $44.6 million during the second quarter of 2017. Operating expense as a percent of revenue improved to 51% in the quarter, down from 68% in the prior year period. Operating expense was favorably impacted by continued execution of the $45 million cost rationalization plan, which was largely complete at the end of the second quarter. OnDeck expects operating expense to be approximately $40 million for each the third and fourth quarters of 2017.

GAAP net loss attributable to On Deck Capital, Inc. common stockholders was $1.5 million, or $0.02 per basic and diluted share, for the quarter, which compares to $17.9 million, or $0.25 per basic and diluted share, in the prior year period.

Adjusted EBITDA* was $3.3 million for the quarter, compared to negative $12.4 million in the prior year period.

Unpaid Principal Balance was $953.8 million at the end of the second quarter of 2017, up 21% over the prior year period. Balances were 7% lower than the end of the first quarter of 2017 due to the Company's strategic decision to tighten credit management.

Total Funding Debt at the end of the second quarter of 2017 was $719 million, up 30% over the prior year period and down 9% sequentially, primarily reflecting the changes in Unpaid Principal Balance. OnDeck continued to enhance its funding capabilities during the second quarter of 2017, extending the maturity date of its $100 million credit facility with SunTrust Bank to November 2018 and decreasing the facility's funding cost by 50 basis points. OnDeck also extended the maturity date of its asset-backed debt facility that finances its line of credit offering to May 2019, increased the facility's borrowing capacity to $100 million, and decreased the funding costs by 200 basis points.

At the end of the second quarter of 2017, cash and cash equivalents were $78 million.

Guidance for Third Quarter and Full Year 2017
OnDeck provided the following guidance for the three months ending September 30, 2017 and reiterated its guidance for the full year ending December 31, 2017:

Third Quarter 2017

•	Gross revenue between $82 million and $86 million.

•	Adjusted EBITDA between $1 million and $5 million.

Full Year 2017

•	Gross revenue between $342 million and $352 million.

•	Adjusted EBITDA between $5 million and $15 million.

Conference Call
OnDeck will host a conference call to discuss second quarter 2017 financial results on August 7, 2017 at 8:00 AM ET. Hosting the call will be Noah Breslow, Chief Executive Officer, and Howard Katzenberg, Chief Financial Officer. The conference call can be accessed toll free by dialing (866) 393-4306 for calls within the U.S., or by dialing (734) 385-2616 for international calls. The conference ID is 54111057. A live webcast of the call will also be available at https://investors.ondeck.com under the Press & Events menu.

About OnDeck
OnDeck (NYSE: ONDK) is the leader in online small business lending. Since 2007, the company has powered Main Street's growth through advanced lending technology and a constant dedication to customer service. OnDeck's proprietary credit scoring system - the OnDeck Score® - leverages advanced analytics, enabling OnDeck to make real-time lending decisions and deliver capital to small businesses in as little as 24 hours. OnDeck offers business owners a complete financing solution, including the online lending industry's widest range of term loans and lines of credit. To date, the company has deployed over $7 billion to more than 70,000 customers in 700 different industries across the United States, Canada and Australia. OnDeck has an A+ rating with the Better Business Bureau and operates the educational small business financing website BusinessLoans.com. For more information, please visit www.ondeck.com.

*About Non-GAAP Financial Measures
This press release and its attachments include Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Expense Ratio and Adjusted Operating Yield all of which exclude stock-based compensation, as well as Net Interest Margin and Net Interest Margin After Credit Losses, all of which are financial measures not calculated or presented in accordance with United States generally accepted accounting principles, or GAAP. We believe these non-GAAP measures provide useful supplemental information for period-to-period comparisons of our business and can assist investors and others in understanding and evaluating our operating results. However, these non-GAAP measures should not be considered in isolation or as an alternative to any measures of financial performance calculated and presented in accordance with GAAP. Other companies may calculate these or similarly titled non-GAAP measures differently than we do. See “Non-GAAP Reconciliation” later in this press release for a description of these non-GAAP measures and a reconciliation to the most directly comparable financial measures prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as "will,” “targets,” “expects,” "intends, "may," “allows,” “continues,” “believes," "anticipates," "estimates" or similar expressions. These include statements regarding guidance on gross revenue and Adjusted EBITDA for the third quarter and full year 2017, timing and anticipated savings from our cost rationalization plan, our expected return to sequential originations growth, and our plan and the timing for achieving positive Adjusted EBITDA and GAAP profitability. Forward-looking statements are neither historical facts nor assurances of future performance. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on any of these forward-looking statements. Our expected results may not be achieved, and actual results may differ materially from our expectations. Important factors that could cause or contribute to actual results to differing from our forward-looking statements include risks relating to: our ability to attract potential customers to our platform; the degree to which potential customers apply for, are approved for and actually borrow from us; our future financial performance, including our expectations regarding our revenue, cost of revenue, expectations of future losses, net profit or net margin, operating expenses, ability to generate cash flow, and ability to achieve, and maintain, future GAAP profitability; our liquidity and working capital requirements, including the availability and pricing of debt facilities, securitizations and OnDeck Marketplace sales to fund our existing operations and planned growth, and the consequences of mismatches in the timing or amounts of resources available to fund additional loans or draws on lines of credit; the effect on our business of originating loans without third-party funding sources; the impact of increased utilization of cash to fund originations; the effect on our business of utilizing cash for voluntary loan purchases from third parties; our ability to hire and retain necessary qualified employees, particularly following our workforce reductions announced in February and May 2017; anticipated trends, growth rates and challenges in our business and in the markets in which we operate; the ability of our customers to repay loans; changes in product distribution channel mix; our ability to anticipate market needs and develop new and enhanced products and services to meet those needs; interest rates and origination fees on loans; maintaining and expanding our customer base; the impact of increased competition in our industry and innovation by our competitors; our anticipated growth and growth strategies, including through the possible introduction of new products and the possible expansion in existing or new international markets, and our ability to effectively manage that growth and our expenses; our ability to sell our products and expand; our reputation and possible adverse publicity about us or our industry; the availability and cost of our funding, including the availability and pricing of possible warehouse financing and securitization and OnDeck Marketplace transactions; our failure to anticipate or adapt to future changes in our industry; the impact of any failure of our solutions; our reliance on our third-party service providers; the evolution of technology affecting our products, services and markets; our compliance with applicable local, state and federal laws, rules and regulations and their application and interpretation, whether existing, modified or new; our ability to adequately protect our intellectual property; the effect of litigation or other disputes to which we are or may be a party; the increased expenses and administrative workload associated with being a public company; failure to maintain an effective system of internal controls necessary to accurately report our financial results and prevent fraud; the estimates and estimate methodologies used in preparing our consolidated financial statements; the future trading prices of our common stock, the impact of securities analysts’ reports and shares eligible for future sale on these prices; and our ability to prevent or discover security breaks, disruption in service and comparable events that could compromise the personal and confidential information held in our data systems, reduce the attractiveness of the platform or adversely impact our ability to service the loans; and other risks, including those described in our Annual Report on Form 10-K for the year ended December 31, 2016, and in other documents that we file with the Securities and Exchange Commission from time to time which are or will be available on the Commission’s website at www.sec.gov. Except as required by law, we undertake no duty to update the information in this press release.

Investor Contact:
Scott Reynolds
646.668.3551
sreynolds@ondeck.com

Media Contact:
Jim Larkin
203-526-7457
jlarkin@ondeck.com

OnDeck, the OnDeck logo, OnDeck Score and OnDeck Marketplace are trademarks of On Deck Capital, Inc.
SOURCE On Deck Capital, Inc.

SOURCE On Deck Capital, Inc.

On Deck Capital, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30, 2017	December 31, 2016
Assets
Cash and cash equivalents	$77,936	$79,554
Restricted cash	54,166	44,432
Loans held for investment	970,472	1,000,445
Less: Allowance for loan losses	(105,217)	(110,162)
Loans held for investment, net	865,255	890,283
Loans held for sale	—	373
Property, equipment and software, net	26,962	29,405
Other assets	19,119	20,044
Total assets	$1,043,438	$1,064,091
Liabilities and equity
Liabilities:
Accounts payable	$5,569	$5,271
Interest payable	2,406	2,122
Funding debt	719,091	726,639
Corporate debt	24,976	27,966
Accrued expenses and other liabilities	31,596	38,496
Total liabilities	783,638	800,494
Stockholders’ equity (deficit):
Common stock—$0.005 par value, 1,000,000,000 shares authorized and 76,384,797 and 74,801,825 shares issued and 73,057,122 and 71,605,708 outstanding at June 30, 2017 and December 31, 2016, respectively.	382	374
Treasury stock—at cost	(7,341)	(6,697)
Additional paid-in capital	485,631	477,526
Accumulated deficit	(223,869)	(211,299)
Accumulated other comprehensive loss	(139)	(379)
Total On Deck Capital, Inc. stockholders' equity	254,664	259,525
Noncontrolling interest	5,136	4,072
Total equity	259,800	263,597
Total liabilities and equity	$1,043,438	$1,064,091

Memo:
Unpaid Principal Balance[1]	$953,809	$980,451
Interest Earning Assets[2]	$953,809	$980,821
Loans[3]	$970,472	$1,000,818
Loans Under Management[4]	$1,110,655	$1,202,791

On Deck Capital, Inc. and Subsidiaries
Consolidated Average Balance Sheets5
(in thousands, except share and per share data)

	Average		Average
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Assets
Cash and cash equivalents	$61,104	$82,728	$60,824	$98,863
Restricted cash	68,530	35,193	58,956	34,678
Loans held for investment	1,003,103	746,683	1,020,727	685,433
Less: Allowance for loan losses	(110,542)	(68,589)	(112,355)	(62,447)
Loans held for investment, net	892,561	678,094	908,372	622,986
Loans held for sale	561	7,925	660	10,708
Property, equipment and software, net	27,776	30,569	28,298	29,353
Other assets	18,030	21,505	18,940	22,012
Total assets	$1,068,562	$856,014	$1,076,050	$818,600
Liabilities and equity
Liabilities:
Accounts payable	$3,412	$4,800	$3,862	$4,653
Interest payable	2,461	1,024	2,347	925
Funding debt	747,009	501,438	750,761	459,610
Corporate debt	24,723	2,698	26,114	2,697
Accrued expenses and other liabilities	31,347	32,242	34,336	32,209
Total liabilities	808,952	542,202	817,420	500,094

Total On Deck Capital, Inc. stockholders' equity	253,260	308,074	253,271	312,513
Noncontrolling interest	6,350	5,738	5,359	5,993
Total equity	259,610	313,812	258,630	318,506
Total liabilities and equity	$1,068,562	$856,014	$1,076,050	$818,600

Memo:
Unpaid Principal Balance	$984,812	$733,526	$1,001,231	$673,519
Interest Earning Assets	$985,370	$741,226	$1,001,887	$683,907
Loans	$1,003,664	$754,608	$1,021,387	$696,141
Loans Under Management	$1,161,590	$1,020,752	$1,192,488	$980,076

On Deck Capital, Inc.
Unaudited Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2017	2016	2017	2016
Revenue:
Interest income	$83,721	$63,886	$170,832	$117,365
Gain on sales of loans	260	2,813	1,744	9,924
Other revenue	2,670	2,803	6,967	4,828
Gross revenue	86,651	69,502	179,543	132,117
Cost of revenue:
Provision for loan losses	32,733	32,271	78,913	57,708
Funding costs	11,616	8,374	22,893	14,096
Total cost of revenue	44,349	40,645	101,806	71,804
Net revenue	42,302	28,857	77,737	60,313
Operating expense:
Sales and marketing	15,368	16,757	30,187	33,305
Technology and analytics	14,769	13,757	30,212	27,844
Processing and servicing	4,826	4,865	9,361	9,080
General and administrative	9,590	12,149	21,477	21,858
Total operating expense	44,553	47,528	91,237	92,087
Loss from operations	(2,251)	(18,671)	(13,500)	(31,774)
Other expense:
Interest expense	(318)	(37)	(671)	(75)
Total other expense	(318)	(37)	(671)	(75)
Loss before provision for income taxes	(2,569)	(18,708)	(14,171)	(31,849)
Provision for income taxes	—	—	—	—
Net loss	(2,569)	(18,708)	(14,171)	(31,849)
Net loss attributable to noncontrolling interest	1,071	813	1,615	1,381
Net loss attributable to On Deck Capital, Inc. common stockholders	$(1,498)	$(17,895)	$(12,556)	$(30,468)
Net loss per share attributable to On Deck Capital, Inc. common shareholders:
Basic and diluted	$(0.02)	$(0.25)	$(0.17)	$(0.43)
Weighted-average common shares outstanding:
Basic and diluted	72,688,815	70,712,142	72,276,734	70,588,784

Supplemental Information

Key Performance Metrics
(in thousands, except percentage data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2017	2016	2017	2016
Originations[6]	$464,362	$589,686	$1,037,377	$1,159,349
Effective Interest Yield[7]	32.8%	33.3%	33.5%	33.7%
Net Interest Margin[8]	28.8%	29.5%	29.5%	30.2%
Marketplace Gain on Sale Rate[9]	2.8%	3.5%	3.4%	4.9%
Cost of Funds Rate[10]	6.2%	6.7%	6.1%	6.1%
Provision Rate[11]	7.2%	6.3%	8.0%	6.1%
Reserve Ratio[12]	11.0%	9.3%	11.0%	9.3%
15+ Day Delinquency Ratio[13]	7.2%	5.3%	7.2%	5.3%
Net Charge-off Rate[14]	18.5%	11.0%	16.8%	11.0%
Net Interest Margin After Credit Losses (NIMAL)[15]	10.6%	18.8%	12.8%	19.3%
Adjusted Expense Ratio (AER)[16]	14.1%	16.8%	14.2%	17.2%
Adjusted Operating Yield (AOY)[17]	(3.5)%	2.0%	(1.4)%	2.1%

Marketplace Gain on Sale Rate[9]	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Gain on sales of loans(a)	$260	$2,813	$1,744	$9,924
Carrying value of loans sold	$9,182	$79,323	$51,219	$203,053
Marketplace Gain on Sale Rate(a)	2.8%	3.5%	3.4%	4.9%
(a) Three months ended March 31, 2016 and 2017 include amounts resulting from transfers of financial assets as shown in the following table.

Activity in Servicing Rights	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Fair value at the beginning of period	$860	$2,647	$1,131	$3,489
Addition:
Servicing resulting from transfers of financial assets	233	626	663	1,574
Changes in fair value:
Change in inputs or assumptions used in the valuation model	—	—	—	—
Other changes in fair value(b)	(392)	(1,284)	(1,093)	(3,074)
Fair value at the end of period	$701	$1,989	$701	$1,989
(b) Represents changes due to collection of expected cash flows through June 30, 2017 and 2016.

Marketplace Originations as Percent of Term Loan Originations	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Marketplace originations	$8,379	$78,752	$50,625	$206,994
Origination of term loans	$362,219	$506,097	$832,142	$1,002,053
Marketplace originations as percent of term loan originations	2.3%	15.6%	6.1%	20.7%

Activity in Loans Held for Investment Balances	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Unpaid Principal Balance beginning of period	$1,026,158	$651,970	$980,451	$543,790
+ Total Originations(c)	464,362	589,686	1,037,377	1,159,349
+ Loans transferred from loans held for sale to loans held for investment and loan purchases	—	738	—	939
- Marketplace originations	(8,379)	(78,752)	(50,625)	(206,994)
- Sales of other loans(d)	—	(242)	(500)	(242)
+ Purchase of Loans	212	6,672	13,730	6,672
- Net charge-offs	(45,591)	(20,129)	(83,858)	(37,170)
- Principal paid down(c)(e)	(482,953)	(359,522)	(942,766)	(675,923)
Unpaid Principal Balance end of period	953,809	790,421	953,809	790,421
+ Net deferred origination costs	16,663	13,977	16,663	13,977
Loans held for investment	970,472	804,398	970,472	804,398
- Allowance for loan losses	(105,217)	(73,849)	(105,217)	(73,849)
Loans held for investment, net	$865,255	$730,549	$865,255	$730,549
(c) Includes Unpaid Principal Balance of term loans rolled into new originations of $68.1 million and $62.1 million in the three months ended and $138.1 million and $129.7 million for the six months ended June 30, 2017 and 2016, respectively.

(d) Includes loans sold that were previously designated as held for investment in at least one fiscal quarter prior to the quarter in which they were sold.
(e) Excludes principal that was paid down related to renewed loans sold in the period which were designated as held for investment in the amount of $0 and $0.6 million, in the three months ended June 30, 2017 and 2016 and $0.2 million and $1.0 million for the six months ended June 30, 2017 and 2016, respectively

Activity in the Allowance for Loan Losses	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Allowance for loan losses beginning of period	$118,075	$61,707	$110,162	$53,311
+ Provision for loan losses(f)	32,733	32,271	78,913	57,708
- Net charge-offs	(45,591)	(20,129)	(83,858)	(37,170)
Allowance for loan losses end of period	$105,217	$73,849	$105,217	$73,849
(f) Excludes provision expense for unfunded loan commitments of $0.2 million and provision release of $0.4 million for the three months ended June 30, 2017 and 2016, respectively. The provision for unfunded loan commitments is included in general and administrative expense.

Supplemental Information

Non-GAAP Reconciliation18
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2017	2016	2017	2016
Net income (loss)	$(2,569)	$(18,708)	$(14,171)	$(31,849)
Interest expense	318	37	671	75
Income tax expense	—	—	—	—
Depreciation and amortization	2,576	2,357	5,172	4,435
Stock-based compensation	2,974	3,910	6,465	7,662
Adjusted EBITDA[19]	$3,299	$(12,404)	$(1,863)	$(19,677)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income (loss)	$(2,569)	$(18,708)	$(14,171)	$(31,849)
Net loss attributable to noncontrolling interest	1,071	813	1,615	1,381
Stock-based compensation	2,974	3,910	6,465	7,662
Adjusted Net Income (Loss)[20]	$1,476	$(13,985)	$(6,091)	$(22,806)
Adjusted Net Income (Loss) per share[21]:
Basic	$0.02	$(0.20)	$(0.08)	$(0.32)
Diluted	$0.02	$(0.20)	$(0.08)	$(0.32)
Weighted-average common shares outstanding:
Basic	72,688,815	70,712,142	72,276,734	70,588,784
Diluted	72,688,815	70,712,142	72,276,734	70,588,784

Net Interest Margin (NIM) Reconciliation and Calculation[8]
(in thousands)

	Three Months Ended March 31,		Six Months Ended June 30,
	2017	2016	2017	2016
Interest income	$83,721	$63,886	$170,832	$117,365
Less: Funding costs	(11,616)	(8,374)	(22,893)	(14,096)
Net interest margin (NIM)	72,105	55,512	147,939	103,269
Divided by: business days in period	64	64	126	126
Net interest income per business day	1,127	867	1,174	820
Multiplied by: average business days per year	252	252	252	252
Annualized net interest income	284,004	218,484	295,848	206,640
Divided by: average Interest Earning Assets	$985,370	$741,226	$1,001,887	$683,907
Net Interest Margin (NIM)	28.8%	29.5%	29.5%	30.2%

Net Interest Margin After Credit Losses (NIMAL) Reconciliation and Calculation[15]
(in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Interest income	$83,721	$63,886	$170,832	$117,365
Less: Funding costs	(11,616)	(8,374)	(22,893)	(14,096)
Net interest margin (NIM)	72,105	55,512	147,939	103,269
Less: Net charge-offs	(45,591)	(20,129)	(83,858)	(37,170)
Net interest income after credit losses	26,514	35,383	64,081	66,099
Divided by: business days in period	64	64	126	126
Net interest income after credit losses per business day	414	553	509	525
Multiplied by: average business days per year	252	252	252	252
Annualized net interest income after credit losses	104,328	139,356	128,268	132,300
Divided by: average Interest Earning Assets	$985,370	$741,226	$1,001,887	$683,907
Net Interest Margin After Credit Losses (NIMAL)	10.6%	18.8%	12.8%	19.3%

Adjusted Expense Ratio (AER) Reconciliation and Calculation[16]
(in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating expense	$44,553	$47,528	$91,237	$92,087
Less: stock based compensation	(2,974)	(3,910)	(6,465)	(7,662)
Operating expense (Ex. SBC)	41,579	43,618	84,772	84,425
Divided by: business days in period	64	64	126	126
Operating expense (Ex. SBC) per business day	650	682	673	670
Multiplied by: average business days per year	252	252	252	252
Operating expense (Ex. SBC)	163,800	171,864	169,596	168,840
Divided by: average Loans Under Management	$1,161,590	$1,020,752	$1,192,488	$980,076
Adjusted Expense Ratio (AER)	14.1%	16.8%	14.2%	17.2%

Adjusted Operating Yield (AOY) Reconciliation and Calculation[17]

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net Interest Margin After Losses (NIMAL)	10.6%	18.8%	12.8%	19.3%
Less: Adjusted expense ratio (AER)	14.1%	16.8%	14.2%	17.2%
Adjusted Operating Yield (AOY)	(3.5)%	2.0%	(1.4)%	2.1%

Stock-based Compensation (in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Sales and marketing	$521	$941	$1,292	$1,829
Technology and analytics	542	887	1,325	1,644
Processing and servicing	157	211	330	554
General and administrative	1,754	1,871	3,518	3,635
Total stock-based compensation	$2,974	$3,910	$6,465	$7,662

Severance Charges (in thousands)	Three Months Ended June 30,
2017
Sales and marketing	$1,380
Technology and analytics	1,207
Processing and servicing	443
General and administrative	154
Total severance charges	$3,184

Supplemental Channel Information

Quarterly Origination Channel Distribution

	Three Months Ended June 30,		Six Months Ended June 30,
Percentage of originations (number of loans22)	2017	2016	2017	2016
Direct & Strategic Partner	78.9%	81.1%	78.0%	80.5%
Funding Advisor	21.1%	18.9%	22.0%	19.5%
Percentage of originations (dollars)
Direct & Strategic Partner	75.7%	73.7%	73.4%	73.1%
Funding Advisor	24.3%	26.3%	26.6%	26.9%

Notes:
(1) Unpaid Principal Balance represents the total amount of principal outstanding of term loans held for investment, amounts outstanding under lines of credit and the amortized cost of loans purchased from other than issuing bank partners at the end of the period. It excludes net deferred origination costs, allowance for loan losses and any loans sold or held for sale at the end of the period.
(2) Interest Earning Assets represents the sum of Unpaid Principal Balance plus the amount of principal outstanding of loans held for sale in the period. It excludes net deferred origination costs, allowance for loan losses and any loans sold or held for sale at the end of the period. Average Interest Earnings Assets is calculated as the average of Interest Earnings Assets at the beginning of the period and the end of each month in the period.
(3) Loans represents the sum of loans held for investment and loans held for sale during the period.
(4) Loans Under Management represents the Unpaid Principal Balance plus the unpaid principal balance of loans held for sale, excluding net deferred origination costs, plus the amount of principal outstanding of term loans we serviced for others at the end of the period. Average Loans Under Management is calculated as the average of Loans Under Management at the beginning of the period and the end of each month in the period.
(5) Average Balance Sheet Items for the period represent the average as of the beginning of the month in the period and as of the end of each month in the period.
(6) Originations represent the total principal amount of the term loans we made during the period, plus the total amount drawn on lines of credit during the period. Many of our repeat term loan customers renew their term loans before their existing term loan is fully repaid. In accordance with industry practice, originations of such repeat term loans are presented as the full renewal loan principal, rather than the net funded amount, which would be the renewal term loan’s principal net of the unpaid principal balance on the existing term loan. Loans referred to, and funded by, our issuing bank partners and later purchased by us are included as part of our originations.
(7) Effective Interest Yield is the rate of return we achieve on loans outstanding during a period. It is calculated as our business day adjusted annualized interest income divided by average Loans. Annualization is based on 252 business days per year, which is typical weekdays per year less U.S. Federal Reserve Bank holidays. Net deferred origination costs in loans held for investment and loans held for sale consist of deferred origination fees and costs. Deferred origination costs are limited to costs directly attributable to originating loans such as commissions, vendor costs and personnel costs directly related to the time spent by the personnel performing activities related to loan origination and increase the carrying value of loans, thereby decreasing the Effective Interest Yield earned.
(8) Net Interest Margin, is calculated as business day adjusted annualized Net Interest Income divided by average Interest Earning Assets. Net Interest Income represents interest income less funding cost during the period. Interest income is net of fees on loans held for investment and held for sale. Net deferred origination costs in loans held for investment and loans held for sale consist of deferred origination costs as offset by corresponding deferred origination fees. Deferred origination fees include fees paid up front to us by customers when loans are funded. Deferred origination costs are limited to costs directly attributable to originating loans such as commissions, vendor costs and personnel costs directly related to the time spent by the personnel performing activities related to loan origination. Funding cost is the interest expense, fees, and amortization of deferred debt issuance costs we incur in connection with our lending activities across all of our debt facilities. Annualization is based on 252 business days per year, which is typical weekdays per year less U.S. Federal Reserve Bank holidays.
(9) Marketplace Gain on Sale Rate equals our gain on sale revenue from loans sold through OnDeck Marketplace divided by the carrying value of loans sold, which includes both unpaid principal balance sold and the remaining carrying value of the net deferred origination costs. A portion of loans regularly sold through OnDeck Marketplace are or may be loans which were initially designated as held for investment upon origination. The portion of such loans sold in a given period may vary materially depending upon market conditions and other circumstances.
(10) Cost of Funds Rate is our funding cost, which is the interest expense, fees and amortization of deferred debt issuance costs we incur in connection with our lending activities across all of our debt facilities. For full years, it is calculated as our funding cost divided by average funding debt outstanding and for interim periods it is calculated as our annualized funding cost for the period divided by average funding debt outstanding. Annualization is based on 4 quarters per year and is not business day adjusted.
(11) Provision Rate equals the provision for loan losses divided by the new originations volume of loans held for investment, net of originations of sales of such loans within the period. Because we reserve for probable credit losses inherent in the portfolio upon origination, this rate is significantly impacted by the expectation of credit losses for the period’s originations volume. This rate may also be impacted by changes in loss expectations for loans originated prior to the commencement of the period. The denominator of the Provision Rate formula includes the full amount of originations in a period.
(12) Reserve Ratio is our allowance for loan losses as of the end of the period divided by the Unpaid Principal Balance as of the end of the period.
(13) 15+ Day Delinquency Ratio equals the aggregate Unpaid Principal Balance for our loans that are 15 or more calendar days past due as of the end of the period as a percentage of the Unpaid Principal Balance for such period. The Unpaid Principal Balance for our loans that are 15 or more calendar days past due includes loans that are paying and non-paying. Because our loans require daily and weekly repayments, excluding weekends and holidays, they may be deemed delinquent more quickly than loans from traditional lenders that require only monthly payments. 15+ Day Delinquency Ratio is not annualized, but reflects balances as of the end of the period.
(14) Net Charge-off Rate is calculated as our annualized net charge-offs for the period divided by the average Unpaid Principal Balance outstanding. Annualization is based on 4 quarters per year and is not business day adjusted. Net charge-offs are charged-off loans in the period, net of recoveries.
(15) Net Interest Margin After Credit Losses (NIMAL), is calculated as our business day adjusted annualized Net Interest Income After Credit Losses divided by average Interest Earning Assets. Net Interest Income After Credit Losses represents interest income less funding cost and net charge-offs during the period. Interest income is net of deferred costs and fees on loans held for investment and held for sale. Net deferred origination costs in loans held for investment and loans held for sale consist of deferred origination costs as offset by corresponding deferred origination fees. Deferred origination fees include fees paid up front to us by customers when loans are funded. Deferred origination costs are limited to costs directly attributable to originating loans such as commissions, vendor costs and personnel costs directly related to the time spent by the personnel performing activities related to loan origination. Funding cost is the interest expense, fees, and amortization of deferred debt issuance costs we incur in connection with our lending activities across all of our debt facilities. Net charge-offs are charged-off loans in the period, net of recoveries. Annualization is based on 252 business days per year, which is typical weekdays per year less U.S. Federal Reserve Bank holidays.
(16) Adjusted Expense Ratio (AER) represents our annualized operating expense, adjusted to exclude the impact of stock-based compensation, divided by average Loans Under Management. Annualization is based on 252 business days per year, which is typical weekdays per year less U.S. Federal Reserve Bank holidays.

(17) Adjusted Operating Yield (AOY) represents our Net Interest Margin After Credit Losses (NIMAL) less the Adjusted Expense Ratio (AER).
(18) Due to the uncertainty regarding and variability of certain items that will affect our expected U.S. GAAP net income (loss) for the second quarter of 2017 and full year 2017, such as stock-based compensation and other items, we are currently unable to provide a reasonable estimate of our U.S. GAAP net income (loss) for these future periods or a corresponding reconciliation to U.S. GAAP net income (loss). Our U.S. GAAP net income (loss) for these future periods will be less favorable than our Adjusted EBITDA for these periods.
(19) Adjusted EBITDA represents our net income (loss), adjusted to exclude interest expense associated with debt used for corporate purposes (rather than funding costs associated with lending activities), income tax expense, depreciation and amortization and stock-based compensation expense. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; Adjusted EBITDA does not reflect the potentially dilutive impact of stock-based compensation; Adjusted EBITDA does not reflect interest associated with debt used for corporate purposes or tax payments that may represent a reduction in cash available to us.
(20) Adjusted Net Income (Loss) represents our net loss adjusted to exclude net loss attributable to non-controlling interest and stock-based compensation expense, each on the same basis and with the same limitations as described above for Adjusted EBITDA.
(21) Adjusted Net Income (Loss) per share represents our net loss adjusted to exclude net loss attributable to non-controlling interest and stock-based compensation expense, each on the same basis and with the same limitations as described above for Adjusted EBITDA, divided by the weighted average common shares outstanding during the period.
(22) Number of loans, or units, equals the total number of term loans funded, plus the total number of lines of credit drawn on for the first time during the period.